EXHIBIT 21


                             TJ INTERNATIONAL,INC.
                        SUBSIDIARIES OF THE REGISTRANT
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

The significant subsidiaries of the Company are as follows:

                                    State or Other          Percentage
                                    Jurisdiction            of Voting
                                    Of Incorporation        Securities
                                    Or Organization         Owned
                                    ----------------        ----------
Trus Joist MacMillan, A Limited
Partnership                         Delaware                51% (1)

Trus-Joist (Western) Ltd.           New Brunswick           100%

Norco Windows, Inc.                 Wisconsin               100%


(1)   The Company has a 51% interest in this partnership

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